Exhibit 77(b)

January 12, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen

We have read Item 77-K of Form N-SAR dated January 12, 2016 of Arden Investment Series Trust, and are in agreement with the statements contained in paragraphs one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP